Exhibit 99.1

FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES REPORTS THIRD-QUARTER 2019 RESULTS

PROVO, Utah — Nov. 5, 2019 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced third-quarter 2019 results.

Executive Summary
Q3 2019 vs. Prior-Year Quarter

Revenue:	$589.9 million; (13%) • (2%) fx impact or ($12 M)
Earnings Per Share (EPS):	$0.79; (16%)
Sales Leaders:	61,090; (16%)
Customers:	1,206,697;+4%

“We delivered strong profitability, with earnings per share at the high end of our range due to our focus on operational efficiencies,” said Ritch Wood, chief executive officer. “Revenue came in slightly below expectation, primarily due to the challenging regulatory environment in Mainland China, where meeting restrictions continued throughout the quarter. Despite this, our sequential sales leader trends stabilized both in China and globally, and recent product introductions and business incentives drove year-over-year increases in customer acquisition. Our manufacturing segment also continued to perform well, with revenue growing 18 percent this quarter.”

Q3 2019 Year-Over-Year Operating Results

Revenue:	$589.9 million compared to $675.3 million • (2%) fx impact or ($12 M)
Gross Margin:	76.2% compared to 76.7% • Nu Skin business was 78.6% compared to 78.7%
Selling Expenses:	39.3% of revenue compared to 40.2% • Nu Skin business was 41.5% compared to 41.8%
G&A Expenses:	25.1% of revenue compared to 24.5%
Operating Margin:	11.8% compared to 11.9%
Other Income / (Expense):	($5.0) million compared to ($7.0) million
Income Tax Rate:	32.1% compared to 27.9%
EPS:	$0.79 compared to $0.94

Stockholder Value

Dividend Payments:	$20.6 million
Stock Repurchases:	Nil

Q4 and Full-Year 2019 Outlook

Q4 2019 Revenue:	$570 to $590 million; (17%) to (14%) • Approximately (2%) fx impact
Q4 2019 EPS:	$0.68 to $0.75
2019 Revenue:	$2.41 billion to $2.43 billion; (10%) to (9%) • Approximately (4%) fx impact
2019 EPS	$3.07 to $3.14

“In October, we hosted our global LIVE event in Salt Lake City to align and motivate our sales force and introduce our future product roadmap,” continued Wood. “These new products include our new and improved Galvanic Spa and accompanying consumable products, which are launching in many of our markets this quarter. We expect to introduce several new products in 2020, including a newly reformulated Tru Face Essence Ultra and new Galvanic gels. We also announced our next major product launch – an innovative daily-use beauty device – that we anticipate will be a strong driver for our business in the second half of 2020. We are excited to add this product to our top-ranked beauty device systems brand.”

Mark Lawrence, chief financial officer, added, “Our fourth quarter revenue guidance is $570 to $590 million, which includes an approximate 2 percent unfavorable foreign currency impact, and earnings per share outlook is for $0.68 to $0.75, considering expenses related to LIVE. For the full year, we project revenue of $2.41 to $2.43 billion, with an approximate 4 percent negative foreign currency impact and earnings per share of $3.07 to $3.14.”

Conference Call
The Nu Skin management team will host a conference call with the investment community today at 5 p.m. (ET). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company’s website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Nov. 19, 2019.

About Nu Skin Enterprises, Inc.
Founded 35 years ago, Nu Skin Enterprises, Inc. (NSE) empowers innovative companies to change the world with sustainable solutions, opportunities, technologies, and life-improving values. The company currently focuses its efforts around innovative consumer products, product manufacturing and controlled environment agriculture technology. The NSE family of companies includes Nu Skin, which develops and distributes a comprehensive line of premium-quality beauty and wellness solutions through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific; and a collection of sustainable manufacturing and technology innovation companies. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at nuskinenterprises.com.

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s performance, growth, product launches, strategies and initiatives; projections regarding revenue, earnings per share, foreign currency fluctuations and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “continue,” “anticipate,” “optimistic,” “project,” “estimate,” “intend,” “plan,” “continue,” “likely,” “will,” “would,” “could,” “may,” “might,” the negative of these words and other similar words.
The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	adverse publicity related to the company’s business, products, industry or any legal actions or complaints by the company’s sales force or others;
•
risk that direct selling laws and regulations in any of the company’s markets, including the United States and Mainland China, may be modified, interpreted or enforced in a manner that results in negative changes to the company’s business model or negatively impacts its revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•	any failure of current or planned initiatives or products to generate interest among the company’s sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	uncertainty regarding the continued impact of the 100-day review and negative media and consumer sentiment in Mainland China on our business operations and results;

•	risk of foreign-currency fluctuations and the currency translation impact on the company’s business associated with these fluctuations;
•	uncertainties regarding the future financial performance of the businesses the company has acquired;
•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support planned initiatives or launch strategies, and increased risk of inventory write-offs if the company over-forecasts demand for a product or changes its planned initiatives or launch strategies;

•
regulatory risks associated with the company’s products, which could require the company to modify its claims or inhibit its ability to import or continue selling a product in a market if the product is determined to be a medical device or if the company is unable to register the product in a timely manner under applicable regulatory requirements;

•	unpredictable economic conditions and events globally, including trade policies and tariffs;
•
uncertainties related to interpretation of, and forthcoming regulations under, the recently enacted U.S. tax reform legislation; the company’s future tax-planning initiatives; any prospective or retrospective increases in duties on the company’s products imported into the company’s markets outside of the United States; and any adverse results of tax audits or unfavorable changes to tax laws in the company’s various markets; and

•	continued competitive pressures in the company’s markets.

The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

Non-GAAP Financial Measures: Constant-currency revenue change is a non-GAAP financial measure that removes the impact of fluctuations in foreign-currency exchange rates, thereby facilitating period-to-period comparisons of the company’s performance. It is calculated by translating the current period’s revenue at the same average exchange rates in effect during the applicable prior-year period and then comparing that amount to the prior-year period’s revenue. The company believes that constant-currency revenue change is useful to investors, lenders and analysts because such information enables them to gauge the impact of foreign-currency fluctuations on the company’s revenue from period to period.

The following table sets forth revenue for the three-month periods ended September 30, 2019 and 2018 for each of our reportable segments (U.S. dollars in thousands):

	Three Months Ended September 30,			Constant- Currency
	2019	2018	Change	Change

Nu Skin
Mainland China	$173,974	$226,645	(23)%	(21)%
Americas/Pacific	83,635	93,580	(11)%	(7)%
South Korea	79,435	89,963	(12)%	(6)%
Southeast Asia	78,963	86,307	(9)%	(10)%
Japan	67,197	63,649	6%	2%
Hong Kong/Taiwan	40,449	44,949	(10)%	(9)%
EMEA	35,742	42,819	(17)%	(13)%
Other	(62)	1,378	(104)%	(104)%
Total Nu Skin	559,333	649,290	(14)%	(12)%
Manufacturing	30,601	26,022	18%	18%
Grow Tech	—	—	—	—
Total	$589,934	$675,312	(13)%	(11)%

The following table sets forth revenue for the nine-month periods ended September 30, 2019 and 2018 for each of our reportable segments (U.S. dollars in thousands):

	Nine Months Ended September 30,			Constant- Currency
	2019	2018	Change	Change

Nu Skin
Mainland China	$567,795	$669,432	(15)%	(11)%
Americas/Pacific	262,932	289,859	(9)%	(3)%
South Korea	248,020	270,517	(8)%	(2)%
Southeast Asia	226,853	236,390	(4)%	(3)%
Japan	194,557	190,986	2%	1%
Hong Kong/Taiwan	124,719	138,147	(10)%	(8)%
EMEA	120,960	131,810	(8)%	(2)%
Other	(239)	2,643	(109)%	(109)%
Total Nu Skin	1,745,597	1,929,784	(10)%	(6)%
Manufacturing	91,430	65,937	39%	39%
Grow Tech	30	—	—	—
Total	$1,837,057	$1,995,721	(8)%	(4)%

The company’s Customers and Sales Leaders statistics by segment for the three-month periods ended September 30 are presented in the following table:

	As of September 30, 2019		As of September 30, 2018		% Increase (Decrease)
	Customers	Sales Leaders	Customers	Sales Leaders	Customers	Sales Leaders

Mainland China	317,257	23,776	210,212	33,335	51%	(29)%
Americas/Pacific	229,013	7,760	276,923	8,475	(17)%	(8)%
South Korea	169,589	7,363	180,254	7,700	(6)%	(4)%
Southeast Asia	145,845	7,936	146,586	8,668	(1)%	(8)%
Japan	128,373	5,964	130,831	6,182	(2)%	(4)%
Hong Kong/Taiwan	68,862	4,231	75,985	4,402	(9)%	(4)%
EMEA	147,758	4,060	144,977	4,320	2%	(6)%

Total	1,206,697	61,090	1,165,768	73,082	4%	(16)%

“Customers” are persons who purchased products directly from the company during the previous three months. Our Customer numbers do not include consumers who purchase products directly from members of our sales force.

“Sales Leaders” are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue	$589,934	$675,312	$1,837,057	$1,995,721
Cost of sales	140,162	157,457	440,854	472,287
Gross profit	449,772	517,855	1,396,203	1,523,434

Operating expenses:
Selling expenses	231,937	271,509	727,473	801,968
General and administrative expenses	147,943	165,671	455,983	499,037
Total operating expenses	379,880	437,180	1,183,456	1,301,005

Operating income	69,892	80,675	212,747	222,429
Other income (expense), net	(4,979)	(6,982)	(11,153)	(16,940)

Income before provision for income taxes	64,913	73,693	201,594	205,489
Provision for income taxes	20,823	20,547	68,153	65,843

Net income	$44,090	$53,146	$133,441	$139,646

Net income per share:
Basic	$0.79	$0.96	$2.40	$2.54
Diluted	$0.79	$0.94	$2.39	$2.47

Weighted-average common shares outstanding (000s):
Basic	55,548	55,603	55,507	55,075
Diluted	55,788	56,704	55,950	56,539

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$320,034	$386,911
Current investments	7,458	11,346
Accounts receivable	56,342	53,282
Inventories, net	282,997	295,821
Prepaid expenses and other	72,298	51,877
Total current assets	739,129	799,237

Property and equipment, net	447,653	464,535
Right-of-use assets	115,557	—
Goodwill	196,573	196,573
Other intangible assets, net	83,172	89,989
Other assets	154,821	144,112
Total assets	$1,736,905	$1,694,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,404	$47,617
Accrued expenses	304,003	322,583
Current portion of long-term debt	25,000	69,455
Total current liabilities	368,407	439,655

Operating lease liabilities	80,953	—
Long-term debt	341,724	361,008
Other liabilities	100,021	111,916
Total liabilities	891,105	912,579

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	557,283	552,564
Treasury stock, at cost	(1,324,826)	(1,326,605)
Accumulated other comprehensive loss	(94,961)	(79,934)
Retained earnings	1,708,213	1,635,751
Total stockholders’ equity	845,800	781,867
Total liabilities and stockholders’ equity	$1,736,905	$1,694,446

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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577